Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 ( Nos. 333-1006, 333-70485, 333-39218, 333-90398 ) of Denbury Resources Inc. of our report dated April 16, 2007 relating to the financial statements of Denbury Resources Inc. Employee Stock Purchase Plan , which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP
Dallas, TX
April 16, 2007